Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Third Quarter 2016 Operating Results

SAN FRANCISCO, October 27, 2016 — The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2016 was $291 million, compared with net income of $46 million for the third quarter of 2015.

The $245 million increase in net income for the third quarter of 2016 relative to the prior-year period primarily reflected $240 million in gains (after netting certain legal fees and expenses) on settlements relating to the Bank's private-label residential mortgage-backed securities (PLRMBS) litigation.

Net interest income for the third quarter of 2016 was $123 million, up from $119 million for the third quarter of 2015. The increase was primarily due to an increase in earnings from higher average advance balances, partially offset by higher dividends paid on mandatory redeemable capital stock (which are classified as interest expense).

Other income/(loss) for the third quarter of 2016, excluding the gain from litigation settlements, was income of $1 million, compared with a loss of $33 million for the third quarter of 2015. The change in other income/(loss) reflected net fair value gains associated with derivatives, hedged items, and financial instruments carried at fair value of $5 million for the third quarter of 2016, compared with net fair value losses of $30 million for the third quarter of 2015. The change in net fair value gains or losses was primarily due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. The change in other income/(loss) also reflected a partially offsetting impact of expense of $7 million on derivative instruments used in economic hedges, compared with expense of $1 million for the third quarter of 2015. Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

During the first nine months of 2016, total assets increased $9.9 billion, to $95.6 billion at September 30, 2016, from $85.7 billion at December 31, 2015. Advances increased $5.0 billion, or 9.8%, to $55.9 billion at September 30, 2016, from $50.9 billion at December 31, 2015. In addition, investments increased $6.5 billion, to $38.8 billion at September 30, 2016, from $32.3 billion at December 31, 2015, primarily reflecting an increase in securities purchased under agreements to resell and Federal funds sold. These increases were partially offset by a $1.6 billion decrease in cash and due from banks.

Accumulated other comprehensive income increased by $69 million during the first nine months of 2016, to $84 million at September 30, 2016, from $15 million at December 31, 2015, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of September 30, 2016, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.2%, exceeding the 4.0% requirement. The Bank had $6.0 billion in permanent capital, exceeding its risk-based capital requirement of $2.4 billion. Total retained earnings as of September 30, 2016, were $3.1 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the third quarter of 2016 at an annualized rate of 8.94%. The quarterly dividend will total $66 million, including $11 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2016. The Bank expects to pay the dividend on November 14, 2016.

On October 19, 2016, the Bank’s Board of Directors declared a special cash dividend of $100 million on the capital stock outstanding during the third quarter of 2016, including $17 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2016. The Bank expects to pay the special dividend on November 14, 2016.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2016	Dec. 31, 2015
Total Assets	$95,612	$85,698
Advances	55,888	50,919
Mortgage Loans Held for Portfolio, Net	677	655
Investments[1]	38,773	32,275
Consolidated Obligations:
Bonds	50,021	51,827
Discount Notes	38,230	27,647
Mandatorily Redeemable Capital Stock	484	488
Capital Stock - Class B - Putable	2,399	2,253
Unrestricted Retained Earnings	942	610
Restricted Retained Earnings	2,125	2,018
Accumulated Other Comprehensive Income/(Loss)	84	15
Total Capital	5,550	4,896

Selected Other Data at Period End	Sept. 30, 2016	Dec. 31, 2015
Regulatory Capital Ratio[2]	6.22%	6.26%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
Net Interest Income	$123	$119	$363	$357
Other Income/(Loss)	241	(33)	403	397
Other Expense	39	34	112	102
Affordable Housing Program Assessment	34	6	69	71
Net Income	$291	$46	$585	$581

Selected Other Data for the Period
Net Interest Margin[3]	0.51%	0.54%	0.54%	0.59%
Operating Expenses as a Percent of Average Assets	0.15	0.15	0.15	0.15
Return on Average Assets	1.20	0.21	0.86	0.94
Return on Average Equity	21.05	3.47	15.19	13.72
Annualized Dividend Rate[4]	9.17	10.01	8.70	13.30
Average Equity to Average Assets Ratio	5.71	6.01	5.63	6.87

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2016, was $6.0 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com